EXHIBIT 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of June 30, 2015 (“Commencement Date”) is entered into by and between AQUA AMERICA, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and Nicholas DeBenedictis, a resident of the Commonwealth of Pennsylvania (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, made effective as of January 31, 2010, as amended on December 6, 2011 (the “Agreement”), pursuant to which Executive is currently employed by Company; and

WHEREAS, the Agreement provides that it may be amended or modified by a written instrument signed by the parties to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree to amend the Agreement in the manner set forth below.

1. By substituting the following for Section 1 of the Agreement in its entirety:

“1. Employment and Term. Executive hereby agrees to continue his service as Chief Executive Officer of the Company through June 30, 2015, and to serve as Senior Advisor to the Chief Executive Officer commencing on July 1, 2015 and continuing until the date mutually agreed by Executive and the Company, which shall be no later than September 30, 2015 (the “Initial Term”). By executing the Agreement the Company confirms that the Board of Directors has approved this Agreement. This Agreement shall terminate at the end of the Initial Term.” Mr. DeBenedictis’ salary and bonus will be continued at the same rate during the Initial Term as it was on June 30, 2015.

2. By substituting the following for Section 2 of the Agreement in its entirety:

“2. Duties. From the Commencement Date through June 30, 2015, Executive will have the title of Chief Executive Officer of the Company. Beginning on July 1, 2015, Executive’s title shall be Senior Advisor to the Chief Executive Officer. In such role, Executive shall be responsible for performing reasonable advisory services to the Chief Executive Officer to assist in the transition.”

3. By changing the references to “Chief Executive Officer” in Section 3 of the Agreement to “Chief Executive Officer and Senior Advisor to the Chief Executive Officer, as applicable”.

4. Except as expressly amended by the terms of this Amendment, all of the terms, conditions and provisions of the Agreement shall remain in full force and effect. All references in the Agreement or in any other agreement, document or instrument to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment.

5. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts exchanged by facsimile, pdf or other electronic means, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement on the day first above written.

AQUA AMERICA, INC.		EXECUTIVE

By:	/s/ Richard Glanton	By:	/s/ Nicholas DeBenedictis
Its:	Lead Independent Director		Nicholas DeBenedictis

AQUA AMERICA, INC.

By:	/s/ Christopher P. Luning
Its:	Senior Vice President, General Counsel
And Secretary